Exhibit 99.1

For more information:
Amy Gergely
Intersections Inc.
703.488.6229
agergely@intersections.com

Intersections Inc. Completes Acquisition of
American Background Information Services, Inc.

CHANTILLY, Va., Nov. 15, 2004 — Intersections Inc. (Nasdaq: INTX) today announced that it has completed its acquisition of American Background Information Services, Inc., a Winchester, Va. — based provider of pre-employment background checks and personnel risk management services. The purchase was closed on November 12. A definitive agreement setting the terms of the deal was signed on October 14. In an $18.5 million cash deal, Intersections acquired all existing stock in American Background. In addition, Intersections paid approximately $1.4 million to retire American Background’s outstanding bank debt.

American Background is a profitable and growing company with expected 2004 revenue of approximately $11 million. The company’s core services include a variety of risk management tools, including criminal background checks, driving records, employment verification and reference checks, as well as drug testing and credit history checks. American Background’s consultative approach allows it to develop tailored risk management solutions for its clients aimed at reducing personnel-related liabilities.

Intersections will operate American Background as a wholly-owned subsidiary and will retain the company’s experienced executive management team. Chris Andrews will continue as Chief Executive Officer of American Background.

About Intersections Inc.

Intersections Inc. is the leading provider of branded and fully-customized consumer identity theft protection and credit management services to the customers of financial institutions and financial services companies in North America. Using our technology solutions and marketing capabilities, we assist these companies in meeting the needs of their customers in an effective, efficient and ethical environment. Intersections currently provides its services to more than 2.5 million subscribers in the U.S. and Canada. Learn more about Intersections at www.intersections.com.

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Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.” Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements. Factors and uncertainties that may cause actual results to differ include, but are not limited to, failure to close the acquisition of American Background or realize the anticipated benefits of the acquisition and the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.

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